SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------
                                  SCHEDULE 13D

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                    PURSUANT TO RULE 13d-1(a) AND AMENDMENTS
                    THERETO FILED PURSUANT TO RULE 13(d)-2(a)

                              (Amendment No. 2)(1)

                             PMC INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                                (Name of issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                    693437402
--------------------------------------------------------------------------------
                                 (CUSIP number)

                              STEVEN WOLOSKY, ESQ.
                     OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                December 10, 1998
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box / /.

         Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 14 Pages)

--------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

                  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------                    --------------------------------
CUSIP No. 693437402                  13D          Page 2 of 14 Pages
----------------------------                    --------------------------------


      1         NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                       Wheatley Partners, L.P.
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
      3         SEC USE ONLY

      4         SOURCE OF FUNDS*
                      WC, OO
      5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
      6         CITIZENSHIP OR PLACE OF ORGANIZATION

                         Delaware
  NUMBER OF             7         SOLE VOTING POWER
    SHARES
 BENEFICIALLY                            0 shares
   OWNED BY
     EACH
  REPORTING
 PERSON WITH
                        8         SHARED VOTING POWER

                                         0 shares
                        9         SOLE DISPOSITIVE POWER

                                         0 shares
                       10         SHARED DISPOSITIVE POWER

                                         0 shares
      11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      0 shares
      12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
      13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      0%
      14        TYPE OF REPORTING PERSON*

                      PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                    --------------------------------
CUSIP No. 693437402                  13D          Page 3 of 14 Pages
----------------------------                    --------------------------------


     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Barry Rubenstein
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
     3          SEC USE ONLY

     4          SOURCE OF FUNDS*
                      OO
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
     6          CITIZENSHIP OR PLACE OF ORGANIZATION

                      United States
 NUMBER OF              7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                        8         SHARED VOTING POWER

                                         0 shares
                        9         SOLE DISPOSITIVE POWER

                                         0 shares
                       10         SHARED DISPOSITIVE POWER

                                         0 shares
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      0 shares
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      0%
     14         TYPE OF REPORTING PERSON*

                      IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                    --------------------------------
CUSIP No. 693437402                  13D          Page 4 of 14 Pages
----------------------------                    --------------------------------


      1         NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                        Irwin Lieber
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
      3         SEC USE ONLY

      4         SOURCE OF FUNDS*
                      OO
      5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
      6         CITIZENSHIP OR PLACE OF ORGANIZATION

                      UNITED STATES
  NUMBER OF             7         SOLE VOTING POWER
    SHARES
 BENEFICIALLY                            0 shares
   OWNED BY
     EACH
  REPORTING
 PERSON WITH
                        8         SHARED VOTING POWER

                                         0 shares
                        9         SOLE DISPOSITIVE POWER

                                         0 shares
                       10         SHARED DISPOSITIVE POWER

                                         0 shares
      11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      0 shares
      12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
      13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      0%
      14        TYPE OF REPORTING PERSON*

                      IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                    --------------------------------
CUSIP No. 693437402                  13D          Page 5 of 14 Pages
----------------------------                    --------------------------------


      1         NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Barry Fingerhut
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
      3         SEC USE ONLY

      4         SOURCE OF FUNDS*
                      OO
      5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
      6         CITIZENSHIP OR PLACE OF ORGANIZATION

                      United States
  NUMBER OF             7         SOLE VOTING POWER
    SHARES
 BENEFICIALLY                            0 shares
   OWNED BY
     EACH
  REPORTING
 PERSON WITH
                        8         SHARED VOTING POWER

                                         0 shares
                        9         SOLE DISPOSITIVE POWER

                                         0 shares
                       10         SHARED DISPOSITIVE POWER

                                         0 shares
      11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      0 shares
      12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
      13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      0%
      14        TYPE OF REPORTING PERSON*

                      IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                    --------------------------------
CUSIP No. 693437402                  13D          Page 6 of 14 Pages
----------------------------                    --------------------------------


     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                       Wheatley Partners, LLC
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
     3          SEC USE ONLY

     4          SOURCE OF FUNDS*
                      WC, OO
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
     6          CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware
 NUMBER OF              7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                        8         SHARED VOTING POWER

                                         0 shares
                        9         SOLE DISPOSITIVE POWER

                                         0 shares
                       10         SHARED DISPOSITIVE POWER

                                         0 shares
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      0 shares
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      0%
     14         TYPE OF REPORTING PERSON*

                      OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                    --------------------------------
CUSIP No. 693437402                  13D          Page 7 of 14 Pages
----------------------------                    --------------------------------


     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                         Seth Lieber
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
     3          SEC USE ONLY

     4          SOURCE OF FUNDS*
                      OO
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
     6          CITIZENSHIP OR PLACE OF ORGANIZATION

                      United States
 NUMBER OF              7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                        8         SHARED VOTING POWER

                                         0 shares
                        9         SOLE DISPOSITIVE POWER

                                         0 shares
                       10         SHARED DISPOSITIVE POWER

                                         0 shares
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      0 shares
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      0%
     14         TYPE OF REPORTING PERSON*

                      IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                    --------------------------------
CUSIP No. 693437402                  13D          Page 8 of 14 Pages
----------------------------                    --------------------------------


     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Jonathan Lieber
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
     3          SEC USE ONLY

     4          SOURCE OF FUNDS*
                      OO
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
     6          CITIZENSHIP OR PLACE OF ORGANIZATION

                      United States
 NUMBER OF              7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                        8         SHARED VOTING POWER

                                         0 shares
                        9         SOLE DISPOSITIVE POWER

                                         0 shares
                       10         SHARED DISPOSITIVE POWER

                                         0 shares
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      0 shares
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      0%
     14         TYPE OF REPORTING PERSON*

                      IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                    --------------------------------
CUSIP No. 693437402                  13D          Page 9 of 14 Pages
----------------------------                    --------------------------------


      1         NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Wheatley Management Ltd.
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
      3         SEC USE ONLY

      4         SOURCE OF FUNDS*
                      OO
      5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
      6         CITIZENSHIP OR PLACE OF ORGANIZATION

                      Cayman Islands, B.W.I.
  NUMBER OF             7         SOLE VOTING POWER
    SHARES
 BENEFICIALLY                            0 shares
   OWNED BY
     EACH
  REPORTING
 PERSON WITH
                        8         SHARED VOTING POWER

                                         0 shares
                        9         SOLE DISPOSITIVE POWER

                                         0 shares
                       10         SHARED DISPOSITIVE POWER

                                         0 shares
      11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      0 shares
      12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
      13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      0%
      14        TYPE OF REPORTING PERSON*

                      OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                    --------------------------------
CUSIP No. 693437402                  13D          Page 10 of 14 Pages
----------------------------                    --------------------------------


     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                              Wheatley Foreign Partners, L.P.
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
     3          SEC USE ONLY

     4          SOURCE OF FUNDS*
                      WC, OO
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
     6          CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware
 NUMBER OF              7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                        8         SHARED VOTING POWER

                                         0 shares
                        9         SOLE DISPOSITIVE POWER

                                         0 shares
                       10         SHARED DISPOSITIVE POWER

                      0 shares
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      0 shares
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      0%
     14         TYPE OF REPORTING PERSON*

                      PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                    --------------------------------
CUSIP No. 693437402                  13D          Page 11 of 14 Pages
----------------------------                    --------------------------------


                  This  constitutes  Amendment  No.  2  ("Amendment  No.  2") to
Schedule 13D filed by the undersigned (the "Schedule 13D"). Except as specifically amended by this Amendment No. 2, the Schedule 13D, as amended, remains in full force and effect. Defined terms shall have the meaning specified in the Schedule 13D, except as otherwise provided herein.

         Item 5(a) and (b) are hereby amended to read in their entirety as follows:

Item 5.           Interest in Securities of the Issuer.

                  (a) The following table sets forth the aggregate number and percentage of Common Stock beneficially owned by each reporting person named in
Item 2 of Schedule 13D (each, a "Reporting Person").



                                                                 Percentage of
                                           Shares of               Shares of
                                          Common Stock           Common Stock
Name                                   Beneficially Owned     Beneficially Owned
----                                   ------------------     ------------------
Wheatley Partners, L.P.                        0                      0%
Barry Rubenstein                               0                      0%
Irwin Lieber                                   0                      0%
Barry Fingerhut                                0                      0%
Wheatley Partners, LLC                         0                      0%
Seth Lieber                                    0                      0%
Jonathan Lieber                                0                      0%
Wheatley Management Ltd.                       0                      0%
Wheatley Foreign Partners, L.P.                0                      0%

                  (b) None of the Reporting Persons has sole or shared power to vote or dispose of any shares of Common Stock.

         Item 5(c) is supplemented as follows:

                  (c) The following table sets forth a description of all transactions in shares of Common Stock of the Issuer by the Reporting Persons identified in Item 2 of this Schedule 13D effected in the last sixty days.

----------------------------                    --------------------------------
CUSIP No. 693437402                  13D          Page 12 of 14 Pages
----------------------------                    --------------------------------

                                                                Number of
Name of Shareholder      Sale Date          Shares Sold        Sale Price
-------------------      ---------          -----------        ----------

Wheatley Partners,       12/10/98             399,273             0.60
L.P.
Wheatley Foreign         12/10/98              29,142             0.60
Partners, L.P.

                  The shares of Common Stock held by Wheatley and Wheatley Foreign were accepted for payment by ZACQ Corp., a Colorado corporation ("Offeror") and a wholly-owned subsidiary of The Ziegler Companies, Inc., a Wisconsin corporation, pursuant to a tender offer by Offeror for all outstanding shares of Common Stock and all outstanding shares of preferred stock of the Issuer. The period in which shareholders of the Issuer were able to tender their shares expired on December 10, 1998.

         Item 5(e) is amended to read in its entirety as follows:

                  (e) On December 10, 1998, the Reporting Persons ceased to be the beneficial holders of more than five percent of the Common Stock.

----------------------------                    --------------------------------
CUSIP No. 693437402                  13D          Page 13 of 14 Pages
----------------------------                    --------------------------------


                                   SIGNATURES

                  After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 17, 1998            WHEATLEY PARTNERS, L.P.
                                    By: Wheatley Partners, LLC,
                                        General Partner


                                    By:  /s/ Barry Rubenstein
                                         --------------------------------------
                                         Barry Rubenstein, Chief
                                         Executive Officer

                                    WHEATLEY PARTNERS, LLC


                                    By:  /s/ Barry Rubenstein
                                         ---------------------------------------
                                         Barry Rubenstein, Chief
                                         Executive Officer


                                        /s/ Barry Rubenstein
                                     -------------------------------------------
                                            Barry Rubenstein


                                       /s/ Irwin Lieber
                                     -------------------------------------------
                                           Irwin Lieber


                                       /s/ Barry Fingerhut
                                     -------------------------------------------
                                           Barry Fingerhut


                                      /s/ Seth Lieber
                                     -------------------------------------------
                                          Seth Lieber


                                     /s/ Jonathan Lieber
                                     -------------------------------------------
                                         Jonathan Lieber


                                     WHEATLEY MANAGEMENT LTD.


                                     By:  /s/ Irwin Lieber
                                     -------------------------------------------
                                              Irwin Lieber, President

----------------------------                    --------------------------------
CUSIP No. 693437402                  13D          Page 14 of 14 Pages
----------------------------                    --------------------------------


                                     WHEATLEY FOREIGN PARTNERS, L.P.
                                     By:  Wheatley Partners, LLC,
                                          General Partner

                                     By:   /s/ Barry Rubenstein
                                        ----------------------------------------
                                                Barry Rubenstein, Chief
                                                Executive Officer